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                                EXHIBIT 10(U)

                              EMPLOYMENT AGREEMENT


     Employment Agreement dated as of April 10, 1997 between Thomas D. Rooney (the "Executive") and AM International, Inc., A Delaware corporation (the "Company") with its principal office at 431 Lakeview Court, Mount Prospect, Illinois 60056.

     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                  ARTICLE I
                                  Employment

     Section 1.01. Position; Term; Responsibilities. The Company shall employ the Executive as its President and Chief Executive Officer effective May 28, 1997 (the "Commencement Date"). Subject to the powers, authorities and responsibilities vested in the Board of Directors (including any committees thereof, the "Board") of the Company, the Executive shall have the responsibility vested by the Company's By-laws in the President and Chief Executive Officer. The Executive shall also perform such other executive and administrative duties for the Company and its subsidiaries and affiliates (not inconsistent with the positions of President and Chief Executive Officer of the Company) as may from time to time be authorized or directed by the Board. The Executive agrees to be employed by the Company in all such capacities subject to all the covenants and conditions hereinafter set forth.

     Section 1.02. Duties. During Executive's Employment hereunder, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full and undivided business time and attention to the transaction of the Company's business and not engage in any other business activities except with the approval of the Board. The previous sentence shall not preclude the Executive from participating in the affairs of any governmental, educational or other charitable institution so long as the Board does not determine in good faith that such activities unreasonably interfere with the business of the Company or the performance by Executive of his duties hereunder.



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                              ARTICLE II
                              Compensation

     Section 2.01. Basic Compensation. As compensation for his services hereunder, the Company shall pay to the Executive a minimum annual salary of $225,000 (the "Base Salary"), payable in installments in accordance with the Company's normal payment schedule for senior management of the Company, but retroactive to April 10, 1997. The Executive's salary may be increased from time to time above the Base Salary at the discretion of the Board. The Executive's annual salary in effect from time to time under this Section 2.01 is hereinafter called his "Base Compensation".

     Section 2.02. Incentive Compensation. (A) Determination of Amount. In addition to his Base Compensation, the Company shall pay to the Executive as incentive compensation ("Incentive Compensation"), in respect of each fiscal year of the Company, an amount determined and payable in accordance with the Company's Executive Incentive Compensation Plan or a replacement plan established by the Board (collectively, an "Incentive Plan"); provided, however, that the Executive shall be entitled to receive Incentive Compensation on a pro rata basis in respect of any portion of a fiscal year during which the Executive's employment is terminated other than as a result of a Voluntary Termination or a termination by the Company for "Cause", provided that Executive has been employed for at least one-half of such fiscal year. A "Voluntary Termination" shall mean the voluntary termination by Executive of his employment with the Company.

     (B) Manner of Payment. Incentive Compensation earned hereunder shall be determined by the Board pursuant to the relevant Incentive Plan.

     Section 2.03. Stock Option; Bonus Stock Award. (A) The Company shall grant to the Executive, effective on the date of execution of this Agreement, a nonqualified stock option under the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to the Company's 1994 Long-Term Incentive Plan (the "LTIP") to purchase 60, 000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the American Stock Exchange on such date. The Company shall grant Executive an additional option to purchase 12,000 shares of Common Stock subject to such restrictions as the Company's Board of Directors or appropriate Committee shall determine on June 11, 1997. Such stock options shall expire ten years after their respective grant dates, and shall become exercisable as to 33-1/3% of the shares subject to such options on each of the first, second and third anniversaries of their respective grant dates, subject to earlier vesting as provided in the LTIP.

     Section 2.04. Severance Benefits. If the Executive is terminated for any reason other than "Cause," as defined below, or if Executive terminates his employment for any reason, including death or disability, Executive shall receive a lump sum payment equal to the greater of


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(i) $349,125, and (ii) an amount equal to Executive's highest annual Base
Compensation at any time after the date hereof. In addition, for a period of 24 months following such termination (the "Severance Period"), Executive shall be provided medical (including supplemental executive health benefits) dental, accident, life insurance and long-term disability benefits as are made available to Executive and his dependents prior to such termination; provided, that if Executive becomes eligible during the Severance Period to participate in another group plan by reason of subsequent employment or otherwise, the Executive's coverage under the Company plans will terminate in accordance with the transition of coverage provisions in the Company's plans. During such Severance Period Executive shall also receive at the Company's expense financial planning services, tax preparation by Arthur Andersen LLP, Outplacement Services at a firm of Executive's choice, subject to Company's reasonable consent, and a business or athletic club membership.

     Section 2.05. Other Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans and to receive all other fringe benefits as are from time to time made generally available to the senior management of the Company; provided that if a severance benefit is payable to Executive pursuant to Section 2.04 such benefit shall be paid in lieu of any benefit otherwise payable to Executive pursuant to any Company severance plan unless such plan expressly provides that payments thereunder will be made in addition to the severance payments provided hereunder. As of the date hereof, such plans include a 401(k) plan, an automobile allowance program, an executive universal life insurance program, membership in a business or athletic club, an executive long-term disability plan, a supplemental executive health plan, a supplemental executive retirement plan, and tax preparation and financial planning programs. In addition, the Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policies with respect thereto established from time to time with respect to its senior management.

     Section 2.06. Expense Reimbursements. The Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Board.


                                  ARTICLE III
                           Termination of Employment

     Section 3.01. Termination. The Company or the Executive may terminate Executive's employment hereunder at any time for any reason and Executive shall be entitled only to the benefits set forth herein.

     Section 3.02. Death. In the event of the death of the Executive during the Employment Period, his Designated Successors (as hereinafter defined) shall be entitled to receive any accrued



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and unpaid compensation under Sections 2.01, 2.02 and 2.04 and any unreimbursed expenses under Section 2.06.

      Section 3.03. Definitions of Terms. "Cause" shall mean embezzlement or misappropriation of corporate funds, other significant act of dishonesty or illegality, willful refusal to perform or substantial disregard of the duties properly assigned pursuant to Article I or significant violation of any
statutory or common law duty of loyalty to the Company.   Notwithstanding the
foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board of Directors of the Company called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive engaged in the conduct set forth above in this section 3.03 and specifying the particulars thereof in reasonable detail. "Designated Successors" of Executive shall mean the executors, administrators or other legal representatives of Executive (in such order of priority) as the Executive may have designated in a written instrument filed with the Secretary of the Company.

                                   ARTICLE IV
                                 Miscellaneous

      Section 4.01. Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered mail, postage prepaid and return receipt requested, as follows: if to the Executive, to his address as set forth in the records of the Company, and if to the Company, to its address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the receipt thereof.

      Section 4.02.  Arbitration; Enforcement Expenses.

           (A) Any controversy or claim arising out of this Agreement, or breach thereof, shall be settled by arbitration in the Chicago metropolitan area in accordance with the laws of the State of Illinois by three disinterested arbitrators, one of whom shall be appointed by the Company, one by the Executive, and the third of whom shall be appointed by the first two arbitrators. If the third arbitrator cannot be agreed upon, the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators. The arbitrators' determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.




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           (B) The Company shall pay to the Executive all reasonable
      out-of-pocket expenses, including reasonable attorneys' fees, court costs and arbitration costs, incurred by the Executive in connection with any arbitration proceeding referred to in subsection (A) above brought by Executive to enforce his rights under this Agreement if Executive is the prevailing party in such proceeding.

     Section 4.03. Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his Designated Successors.

     Section 4.04. Headings. The Article, Section paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 4.05. Applicable Law. this Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

     Section 4.06. Entire Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the employment of the Executive, except as specifically provided herein, and supersedes all previous agreements, policies and understandings between the Executive and the Company with respect to Executive's employment.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

                                     AM INTERNATIONAL, INC.


                                     By  /s/ Steven R. Andrews
                                         -----------------------------
                                             Title:  Vice President


                                     EXECUTIVE


                                     /s/ Thomas D. Rooney
                                     ---------------------------------
                                             Thomas D. Rooney




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